Exhibit 99.1

Computer Programs and Systems, Inc. Announces Fourth Quarter and Year-End 2010 Results

Company Declares Regular Quarterly Dividend of $0.36 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--January 27, 2011--Computer Programs and Systems, Inc. (NASDAQ: CPSI):

Highlights:

  Revenues of $43.1 million for the fourth quarter and $153.2 million for the year;
  12-month backlog of $126.0 million;
  Earnings per diluted share of $0.61 for the fourth quarter and $1.71 for the year ($0.03 of which is attributable to tax credits renewed retroactively during the fourth quarter);
  Cash provided by operations of $5.7 million for the fourth quarter and $19.6 million for the year; and
  Quarterly dividend of $0.36 per share.

Computer Programs and Systems, Inc. (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the fourth quarter and year ended December 31, 2010.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.36 (thirty-six cents) per share, payable on February 25, 2011, to stockholders of record as of the close of business on February 10, 2011.

Total revenues for the fourth quarter ended December 31, 2010, increased 27.6% to $43.1 million, compared with total revenues of $33.8 million for the prior-year period. Net income for the quarter ended December 31, 2010, increased 85.3% to $6.7 million, or $0.61 per diluted share, compared with $3.6 million, or $0.33 per diluted share, for the quarter ended December 31, 2009. Cash provided by operations for the fourth quarter of 2010 was $5.7 million, compared with $3.4 million of cash provided by operations for the prior-year period.

Total revenues for the year ended December 31, 2010, increased 20.0% to $153.2 million, compared with total revenues of $127.7 million for the prior-year period. Net income for the year ended December 31, 2010, increased 23.4% to $18.7 million, or $1.71 per diluted share, compared with $15.2 million, or $1.39 per diluted share, for the year ended December 31, 2009. Cash provided by operations for 2010 was $19.6 million, compared with $8.8 million for the prior-year period.

For the first quarter of 2011, the Company anticipates total revenues of $38 million to $41 million and net income of approximately $4.6 million to $5.0 million, or $0.42 to $0.46 per diluted share. CPSI’s 12-month backlog as of December 31, 2010, was $126.0 million, consisting of $33.6 million in non-recurring system purchases and $92.4 million in recurring payments for support, Business Management Services, ASP and ISP contracts.

A listen-only simulcast and replay of CPSI’s fourth quarter and year-end 2010 conference call will be available on-line at www.cpsinet.com and www.earnings.com on January 28, 2011, beginning at 9:00 a.m. Eastern Time.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 650 client hospitals in 46 states and the District of Columbia. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of over 1,000 technical, healthcare, medical and business professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers, including the effects of the healthcare reform legislation enacted in 2010 and changes in healthcare policy affecting Medicare and Medicaid reimbursement rates; changes in accounting principles generally accepted in the United States; general economic conditions, including changes in the financial markets that may affect the availability and cost of credit to us or our customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Sales revenues:
System sales	$19,204	$11,540	$61,253	$42,455
Support and maintenance	15,604	14,273	59,259	55,885
Business management services	8,271	7,938	32,735	29,402
Total sales revenues	43,079	33,751	153,247	127,742

Cost of sales:
System sales	13,023	10,105	46,801	35,822
Support and maintenance	6,303	5,712	23,923	21,628
Business management services	4,220	4,422	18,139	17,033
Total cost of sales	23,546	20,239	88,863	74,483
Gross profit	19,533	13,512	64,384	53,259

Operating expenses:
Sales and marketing	3,291	2,456	11,605	9,081
General and administrative	6,036	5,416	23,682	20,809
Total operating expenses	9,327	7,872	35,287	29,890

Operating income	10,206	5,640	29,097	23,369
Interest income, net	160	37	674	727
Income before taxes	10,366	5,677	29,771	24,096
Provision for income taxes	3,701	2,081	11,033	8,913
Net income	$6,665	$3,596	$18,738	$15,183

Basic earnings per share	$0.61	$0.33	$1.71	$1.39
Diluted earnings per share	$0.61	$0.33	$1.71	$1.39

Weighted average shares outstanding:
Basic	10,963	10,973	10,963	10,954
Diluted	10,963	10,973	10,963	10,955

COMPUTER PROGRAMS AND SYSTEMS, INC.
Condensed Balance Sheets
(in thousands, except per share data)

	Dec. 31, 2010	Dec. 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,940	$4,387
Investments	13,402	13,243
Accounts receivable, net of allowance for doubtful accounts of $969 and $759, respectively	25,473	19,473
Financing receivables, current portion	3,114	3,767
Inventory	1,783	1,704
Deferred tax assets	2,244	1,527
Prepaid income taxes	102	868
Prepaid expenses	562	705
Total current assets	49,620	45,674

Financing receivables, long-term	4,432	3,761
Property and equipment	19,576	14,055
Accumulated depreciation	(10,893)	(9,039)
Total assets	$62,735	$54,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,617	$2,212
Deferred revenue	4,469	3,583
Accrued vacation	2,952	2,606
Other accrued liabilities	4,447	2,847
Total current liabilities	14,485	11,248

Deferred tax liabilities	1,786	512

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 10,963 and 10,973 shares issued and outstanding	11	11
Additional paid-in capital	30,549	29,679
Accumulated other comprehensive income	59	100
Retained earnings	15,845	12,901
Total stockholders’ equity	46,464	42,691
Total liabilities and stockholders’ equity	$62,735	$54,451

COMPUTER PROGRAMS AND SYSTEMS, INC.
Unaudited Other Supplemental Information
(In thousands)

The following table summarizes free cash flow for the Company:

	Three Months Ended Dec. 31, 2010	Year Ended Dec. 31, 2010
Net cash provided by operating activities	$5,746	$19,642
Purchases of property and equipment	(522)	(5,092)
Free cash flow	$5,224	$14,550

Free cash flow is a non-GAAP financial measure which CPSI defines as net cash provided by operating activities less purchases of property and equipment.  The most directly comparable GAAP financial measure is net cash provided by operating activities.  The Company believes free cash flow is a useful measure of performance and uses this measure as an indication of the financial resources of the Company and its ability to generate cash.

CONTACT:
Computer Programs and Systems, Inc.
Boyd Douglas
President and Chief Executive Officer
251-639-8100